Establishment of a registration approval notice

(Qianshan City) UNMOVIC [2020] No .0004637413

The following enterprises were established and registered by our Bureau on November 04,2020, and issued the Business License. The approved registration items are as follows:

Harmonized Social Credit Code: MA10P67D2L 91210311Enterprise Name: Wu Nong Science and Technology (Liaoning) Co., Ltd. Residence: No .1183 Anhai Road, Qianshan District, Anshan City, Liaoning Province Legal Representative: Yu Ze Registered Capital: RMB8.88 million RMB
Enterprise Type: Limited Liability Company (sole proprietorship)

Scope: licensed items: food business (selling bulk food), food business (selling prepackaged food), alcohol business, health food sales, special medical use formula food sales, infant formula milk powder sales, veterinary drug business, forest seed production, crop seed management, main crop seed production, fertilizer production, pesticide retail, pesticide wholesale (subject to approval according to law, subject to approval by relevant departments before carrying out business activities, specific business items subject to approval results) General items: software development, Technical services, technology development, technical advice, technology exchange, technology transfer, technology promotion, Internet sales (except for the sale of goods subject to licensing), advertising production, advertising (non-radio, television, press and publication units), advertising design, agency, fruit cultivation, vegetable cultivation, spice crop cultivation, horticultural product cultivation, grain cultivation, domestic trade agents, educational advisory services (excluding education and training activities subject to licensing), machinery and equipment sales, hardware retail sales, building materials sales, electronic products sales, office equipment consumables manufacturing, camera and equipment manufacturing, Computer hardware and software and auxiliary equipment retail, cosmetics retail, personal hygiene products sales, chemical products sales (excluding licensed chemical products), sporting goods and equipment retail, needle textiles sales, clothing retail, daily necessities sales, furniture sales, jewelry retail, type II medical equipment sales, feed raw materials sales, feed additives sales, fresh fruit retail, fresh vegetables retail, household appliances sales, edible agricultural products retail, watch sales, glasses sales (excluding contact lenses), toy sales, general goods warehousing services (excluding dangerous chemicals and other items subject to licensing approval), fertilizer sales, Initial processing of edible agricultural products (except for items subject to approval in accordance with the law, To carry out business activities independently in accordance with the law

(business license)

Operating term: from 04 November 2020 to long term

Date of Establishment :04 November 2020

鞍山市千山区市场监督管理局
2020年11月04日
行政审批专用章
2103110000019616